AGREEMENT FOR THE EARN–IN FROM TARA GOLD RESOURCES CORP. BY PERSHIMCO RESOURCES INC. OF A 75% JOINT VENTURE INTEREST IN THE LAS MINITAS PROPERTY, SONORA MEXICO.

WHEREAS:

A.

Tara Gold Resources Corp. and Pershimco Resources Inc. signed a term sheet dated May 10th  2007 for the earn-in from Tara Gold Resources Corp. by Pershimco Resources Inc. of a 75% joint venture interest in the Las Minitas property in Sonora Mexico (the Term Sheet).

B.

Tara Gold Resources Corp. and Pershimco Resources Inc. wish to amend the Term Sheet signed on May 10th 2007, with this Agreement, in order to clarify certain points.

C.

Tara Gold Resources Corp. has a 97% beneficial interest, with a right to purchase the remaining 3% interest, in Amermin S.A de C.V., a company incorporated under the laws of Mexico, and Amermin has a 100% beneficial interest in the Las Minitas Property located in Sonora, Mexico, (the “Property”).  The claims comprising the Property are as described in the table appended hereto as Schedule “A”. The companies are collectively referred herein as “Tara Gold”.

D.

 The underlying agreement by which Tara Gold may acquire its interest in the Property is appended hereto as Schedule “C”. Tara Gold must make payments to the property owners in accordance with this agreement and payment schedule found in the attached Schedule “B”.  All currency used throughout this Agreement is in U.S. Dollars.

E.

There are no current agreements to purchase an interest in the Property to which Tara Gold is a party and Tara Gold is free to deal with its 100% interest in the Property free from any liens, encumbrances or rights of others, subject only to the rights of the property owners.

F.

Pershimco Resources Inc. (“Pershimco”) has a 100% beneficial interest in Minero Metalurgica San Miguel, S. de R.L. de C.V. which wishes to earn-in a 75% joint venture interest in the Property. The companies are collectively referred herein as “Pershimco”.

Pershimco hereby makes an offer to Tara Gold to acquire a 75% interest in the Property and thereafter to enter into a joint venture with Tara Gold with respect to the ongoing development of the Property on the following terms.

1.

To earn an initial 75% undivided interest in the Property Pershimco must:

 (a)

make the following payments to Tara Gold, half of the value of which can be made in shares at a 20% discount to market;

(i)

$180,000 on the execution of the Term Sheet;

(ii)

$200,000 by September 7, 2007;

(iii)

$250,000 by December 7, 2007;

(iv)

$400,000 by June 9, 2008; and

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(v)

$400,000 December 9, 2008.

(b)

make the remaining property payments in accordance with the payment schedule found in the attached Schedule “B”.

(c)

expend the following minimum amounts on exploration of the Property:

(i)

$600,000 by June 9, 2008;

(ii)

a further $1,000,000 by June 9, 2009;

(iii)

a further $1,200,000 by June 9, 2010;

(iv)

a further $2,400,000 by June 9, 2011; and

(v)

Further expenditures as required for the preparation of a Bankable Feasibility Study.

(d)

issue to Tara Gold 750,000 shares in its capital in accordance with the following  schedule:

(i)

500,000 shares upon execution of this Agreement and subject to regulatory approvals; and

(ii)

250,000 shares by June 9, 2008.

2.

Bankable Feasibility Study shall be defined as a detailed study of the Property in which all geological, engineering, operating, economic and other relevant factors are analyzed in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the Property for mineral production.

3.

Pershimco had 45 days from the date of acceptance of the May 10, 2007 Term Sheet to conduct due diligence on the Property including any necessary title searches, review of technical data, review of any necessary documentation and test sampling for the purpose of verifying existing data. Tara Gold provided such assistance as was reasonably requested and all documentation in its possession for the purpose of completing such due diligence. Pershimco has completed its due diligence and the claims represented in the May 10, 2007 Term Sheet are in good standing and unencumbered.

4.

Pershimco will make an additional payment of $100,000 in cash or shares to Tara Gold on every anniversary date of the Term Sheet (May 10th of each year starting May 10, 2008) to maintain its interest earned and to keep the formal agreement in good standing.

5.

Pershimco and Tara Gold agree to use their best efforts to enter into a mining option agreement within 30 days of the date of acceptance by the regulatory authorities of this Agreement. The mining option agreement shall contain a provision that upon Pershimco earning its 75% interest; that Pershimco and Tara Gold will form a joint venture with respect to the Property and enter into a joint venture agreement (the “Joint Venture Agreement”), which shall include the following terms:

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(a)

Pershimco shall acquire a seventy-five percent (75%) participating interest in the Property, and shall be the operator of the joint venture, so long as it maintains a fifty percent (50%) or greater participating interest.

(b)

Pershimco and Tara Gold shall be required to fund all joint venture costs and expenditures in proportion to each party's participating interest. If either party elects not to contribute its proportionate share to an approved program and budget such parties' participating interest shall be subject to straight-line dilution.

(c)

A management committee shall be formed, consisting of two representatives from each joint venture party. The management committee members shall have voting rights in proportion to the parties' respective participating interests. The operator shall present work programs and budgets to the management committee for approval.  In the event of a tie vote, the operator shall have the deciding vote.

d)

Provide to Tara Gold a statement of the expenditures provided by Pershimco’s management to be mutually accepted by both parties, along with supporting documents, on a quarterly basis. Upon Pershimco earning its 75% interest, it shall then supply Tara Gold with all documents related to expenditures on a monthly basis. Tara Gold shall have 90 days to review and contribute its portion of the capital necessary to maintain its interest.

e)

Pershimco shall be the operator of all exploration efforts regarding Las Minitas so long as it meets all of the deadlines stated in paragraphs 1, a-d and 4 of this Agreement. If at any time Pershimco fails to meet any of the deadlines outlined, it shall immediately cease to be operator of exploration and/or production efforts. Tara Gold may have its representatives on location at any and all times to observe all operations.

6.

The profits from operations shall be shared in accordance with the joint venture interest of each party.

7.

Any dispute which may arise under this Agreement, the formal agreement or the Joint Venture Agreement shall be governed by the laws of Chihuahua State, Mexico.  The parties each hereby submit to the jurisdiction of the Illinois courts and to venue in Cook County for resolution of any dispute that may arise under this Agreement, the formal agreement or the Joint Venture Agreement.

8.

If any payments are not made on or before the date outlined in the body of this Agreement, the formal agreement or the Joint Venture Agreement or Pershimco does not comply with the terms outlined in the underlying property purchase agreement relating to the purchase of the claims in Schedule “C” and/or payments including associated taxes are not paid in accordance with Tara Gold’s payment schedule relating to those claims as attached in Schedule “B”, this Agreement, the formal agreement or the Joint Venture Agreement shall, within five (5) days of such non-payment and/or deficiency,  be considered in default and dissolved, with no recourse of investment capital, payments, or assets with no additional required notice. 100% of the property and all data shall become the property of Tara Gold with no recourse.

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9.

The agreements of the respective parties to this Agreement, the formal agreement or the Joint Venture Agreement shall be binding on the parties’ respective successors and assigns.

10.

This Agreement is the sole and complete expression of the understandings and agreements of the parties hereto and may not be amended or altered in any way, except in writing executed by all parties hereto.  This Agreement supersedes any and all prior or contemporaneous agreements of the parties, whether written or oral.

11.

The provisions of this Agreement are contractual and are enforceable as such.

12.

This Agreement may be executed in counterparts, and if so executed, each counterpart shall be deemed an original.

13.

Neither the parties hereto or the parties’ respective attorneys shall be deemed the drafter of this Agreement in any litigation, or other proceeding which hereafter may arise between or among them.

14.

Neither party has relied upon the representations made by the other in entering into this Agreement and have been responsible for their own due diligence.

15.

Subject to any disclosure requirements as promulgated by the Securities and Exchange Commission, the parties agree to consult each other and agree on joint news releases in the event of any public disclosure.  Furthermore, all news releases shall be jointly reviewed and released with reference to (Other OTC: TRGD.PK, Frankfurt: T8N) Tara Gold Resources Corp. in some format acceptable to Market Regulation Services and both parties.

Kindly signify your acceptance of the terms contained herein by signing in the appropriate space below and returning a copy of the fully executed Agreement to Pershimco.  Upon receipt by facsimile as aforesaid, a binding obligation of the parties will have been formed, subject only to completion of due diligence and preparation and execution of the formal agreement.  Both parties agree to act in good faith to negotiate the terms of the formal agreement.

The above noted terms are hereby accepted
this ___02__ day of August, 2007

PERSHIMCO RESOURCES LTD.

Per: ___/s/Roger Bureau________________
Roger Bureau, President

TARA GOLD RESOURCES CORP.

Per:___/s/Francis R Biscan Jr____________
Francis R. Biscan Jr., President and CEO

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Schedule A

Concession Name	Size (hectares)
Aurífero Fraction I	30.6687
Aurífero Fraction II	13.5433
Aurífero II Fract.1.	23.0185
Aurífero II Fract.2.	15.3676
Aurífero II Fract.3.	6.7019
Aurífero III.	8.8985
Aurifero IV Fraction I	188.7461
Aurifero IV Fraction II	10.4440
Aurifero IV Fraction III	5.1449
Minitas Sur Fraction I	177.0547
Minitas Sur Fraction II	10.0203
Minitas Sur Fraction III	0.1309
Minitas Norte	103.7324
El Triunfo	4.9578
El Triunfo II	14.0949
Socorro	76.0000
Socorro Dos	45.3485
Zorra Negra	0.2057
Lorito	6.0000

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Dios Mediante	15.8617
Josefa	60.7966
El Negro	9.0000
San Joaquin	0.8579

Brisas Claims

(Not part of Las Minitas underlying purchase agreement- Tara has paid these in full)

Concession Name	Title Number	Hectares
Brisas De Oro Fraccion 1	228329	3,095.1818
Brisas De Oro Fraccion 2	228330	980.8839
Brisas De Oro 2	227786	2,373.5239

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Schedule B

Payment Date

Payment Amount

Paid by Tara Gold

$180,000.00

July 1, 2007

$190,000.00

December 18, 2007

$255,000.00

June 17, 2008

$337,500.00

December 18, 2008

$287,500.00

June 17, 2009

$345,000.00

December 18, 2009

$402,500.00

June 17, 2010

$517,500.00

March 18, 2011

$862,500.00

Total Property Payments Paid

$2,950,000.00

(Includes Brisas Claims)

Total IVA Taxes Paid

$412,500.00

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Schedule C

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